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Washington Federal, Inc.
425 Pike Street
Seattle, WA 98101

Contact:  Cathy Cooper
(206) 777-8246

Wednesday, January 21, 2004
FOR IMMEDIATE RELEASE


WASHINGTON FEDERAL DECLARES A 10% STOCK DIVIDEND


SEATTLE, WASHINGTON - The Board of Directors of Washington Federal, Inc. (NASDAQ -WFSL), parent company of Washington Federal Savings, at its annual meeting today declared a 10% stock dividend to stockholders of record on February 6, 2004, to be distributed approximately February 20, 2004.
This will increase the common shares outstanding to approximately 78.4 million from 71.3 million, and all historical per share figures will be adjusted accordingly. The stock dividend will be accomplished by the distribution of one additional share for every ten shares held on the record date by each stockholder. Cash will be paid for any fractional shares.

Chief Executive Officer Roy M. Whitehead commented, "This stock dividend reflects the directors' and management's positive outlook for the future of the Company. It is the 19th time that a stock split or stock dividend has been declared in Washington Federal's 21-year history as a public company."

On January 23, 2004, Washington Federal will pay a quarterly cash dividend of $.22 per share to common stockholders of record on January 9, 2004, which represents the Company's 84th consecutive quarterly cash dividend.

Washington Federal Savings, with headquarters in Seattle,
Washington, has 119 offices in eight western states.